Exhibit 99.1

100 Mission Ridge / Goodlettsville, Tennessee 37072-2170 / Telephone: (615) 855-4000 /http://www.dollargeneral.com

NEWS FOR IMMEDIATE RELEASE

DOLLAR GENERAL MAKES PROPOSAL TO ACQUIRE FAMILY DOLLAR FOR $78.50 PER SHARE

Proposal Provides Superior Valuation and All-Cash Certainty to Family Dollar Shareholders

Combination Would Solidify Dollar General’s Position as Largest U.S. Small-Box Discount Retailer

Rick Dreiling, Dollar General’s Chairman and CEO, Would Lead Combined Company through May 2016

GOODLETTSVILLE, Tennessee — August 18, 2014 — Dollar General (NYSE: DG) today announced it has made a proposal to acquire Family Dollar Stores, Inc. (NYSE: FDO) for $78.50 per share in cash, in a transaction valued at $9.7 billion. The proposal was conveyed this morning in a letter to Family Dollar’s Board of Directors. This transaction would deliver increased consideration and immediate liquidity to Family Dollar’s shareholders and represents a compelling opportunity to create value for Dollar General shareholders. The combination would solidify Dollar General’s position as the largest small-box discount retailer in the U.S. with nearly 20,000 stores in 46 states and sales of over $28 billion.

Dollar General’s all-cash proposal of $78.50 per share would provide Family Dollar shareholders with a substantially superior valuation to the $74.50 per share cash / stock offer announced by Dollar Tree, Inc. on July 28, 2014.

“For Family Dollar shareholders, our proposal is financially superior to the current transaction agreement with Dollar Tree and would provide Family Dollar shareholders with a substantial premium and immediate liquidity for their shares,” said Rick Dreiling, Dollar General’s Chairman and Chief Executive Officer. “For Dollar General shareholders, the proposed combination of Dollar General and Family Dollar would be a significant strategic opportunity to create immediate and lasting shareholder value.  For both Dollar General and Family Dollar customers, we would be able to provide better value and greater selection.

“We have the utmost respect for Family Dollar, its leadership and its employees.  We look forward to expeditiously entering into constructive discussions with Family Dollar in order to sign a definitive merger agreement that provides enhanced value to Family Dollar shareholders and enables Dollar General to realize the benefits of this combination,” Dreiling continued.

Strategic Benefits

Dollar General believes the highly complementary nature of the two companies would create a unique opportunity to deliver value to shareholders and customers:

•                  Solidify position as the leading small-box discount retailer. The transaction would create the preeminent small-box retailer in the U.S. based on store locations, delivering convenience and everyday low prices to customers through nearly 20,000 stores in 46 states with sales exceeding $28 billion and over 160,000 employees.

•                  Complementary business models. The business models and product mixes of Dollar General and Family Dollar are highly complementary. There is opportunity to more efficiently and effectively manage the Family Dollar portfolio of stores given Dollar General’s strong track record of success in improving its own profitability since 2008.

•                  Clear operational synergies and integration plan. The proposed transaction would be expected to generate significant synergies of $550 million to $600 million on an annual run-rate three years post-closing. Dollar General has developed extensive integration plans across work streams. The expected synergies would be derived from sales growth driven by an improved merchandise offering and store presentation, purchasing and sourcing efficiencies, distribution and transportation optimization and administrative savings. The scale that would be created by a combination would allow Dollar General to continue to help customers Save time. Save money. Every day!® through better value and greater selection to customers of both Dollar General and Family Dollar.

•                  Tenured management team with a proven track record. Rick Dreiling, who led the management team that transformed Dollar General starting in 2008, has agreed to postpone his previously-announced retirement and remain in the role of Chairman and Chief Executive Officer of the combined company until May 2016, if a merger agreement is signed, in order to oversee the successful integration of the two companies. Beyond that date, Dreiling has also agreed that, if asked by the Board and elected by shareholders, he would remain as a Board member and would be willing to serve as Chairman.

•                  Significant earnings accretion through synergies. The proposed transaction would be low double-digit accretive on a percentage basis to earnings in the first full year excluding implementation and transaction costs. The combined company would continue to generate significant cash flow and would be expected to return to investment grade ratios within approximately three years from the closing of the proposed transaction.

Transaction Details

The proposed transaction values Family Dollar at an enterprise value of approximately $9.7 billion, and it represents an enterprise value to EBITDA (for the last 12 months ending May 31, 2014) multiple of 11.6x. The proposal has the unanimous approval of the Board of Directors of Dollar General.

Goldman Sachs and Citigroup Global Markets Inc. have agreed to provide committed financing for all of the financing necessary to consummate the transaction. The financing includes estimated fees and expenses, including the $305 million termination fee payable to Dollar Tree in the event Family Dollar terminates the existing merger agreement to enter into a merger agreement with Dollar General.

Dollar General has undertaken significant economic and antitrust analysis with respect to the transaction and is confident it can quickly and effectively address any potential antitrust issues. Dollar General is prepared to commit to divest up to 700 retail stores in order to achieve the requisite approvals, which is approximately the same percentage of the total combined stores represented by the 500 U.S. store divestiture commitment in the Dollar Tree merger agreement.

Dollar General is prepared to enter into a definitive merger agreement that would be substantially similar to the one entered into between Dollar Tree and Family Dollar, modified as necessary to accommodate Dollar General’s all-cash proposal, the antitrust matters described above and to provide a time period to close the proposed transaction consistent with that set forth in the existing agreement. In addition, Dollar General is prepared to revise the agreement to permit Family Dollar to continue to pay its regular quarterly cash dividend through closing on terms consistent with past practice.

Goldman, Sachs & Co. is acting as financial advisor to Dollar General and Simpson Thacher & Bartlett LLP is acting as its legal counsel.

Below is the text of the letter that was sent today to Howard Levine, Family Dollar’s Chairman and Chief Executive Officer:

August 18, 2014

Board of Directors

Family Dollar Stores, Inc.

10401 Monroe Road

Matthews, North Carolina 28201

Attn: Howard R. Levine, Chairman of the Board

Dear Howard:

As you know, we at Dollar General admire your company and its attractive footprint and business prospects. We have respect for Family Dollar, its employees and its leadership, and both Dollar General and Family Dollar share a commitment to serving customers in the communities in which we operate. As such, we were surprised and disappointed to find out you had entered into a merger agreement with Dollar Tree.

The Board of Directors of Dollar General is pleased to submit a proposal to you and the Board of Directors of Family Dollar that offers Family Dollar shareholders $78.50 per share in cash for all outstanding shares, providing them with superior value and immediate and certain liquidity for their shares. Not only is our offer superior in price, it is 100% cash, as compared to the mix of cash and stock being offered by Dollar Tree.

Our proposal provides Family Dollar’s shareholders with approximately $466 million of additional aggregate value over Dollar Tree’s offer and represents a premium of 29.4% over the closing price of $60.66 for Family Dollar stock on the day prior to the Dollar Tree announcement.

Our proposal is not subject to any financing condition. Goldman Sachs and Citigroup Global Markets Inc. have agreed to provide committed financing for all of the financing necessary to consummate the transaction.

We have conducted a thorough review and analysis of the antitrust issues that may be raised by our proposed transaction, including engaging experienced antitrust counsel and a team from Compass Lexecon as our economist to assist us with our analysis.  As a result of our review and analysis, coupled with the numerous econometric studies Compass Lexecon has performed utilizing extensive information and data supplied by Dollar General, we are prepared to commit to divest up to 700 retail stores in order to achieve the requisite antitrust approvals, which is approximately the same percentage of the total combined stores represented by the 500 store divestiture commitment in the Dollar Tree merger agreement.  We are confident that, with this commitment, we will be able to quickly and efficiently resolve any potential antitrust issues and that our transaction is capable of being completed. We look forward to having the opportunity to share with your counsel the conclusions of our extensive antitrust work once you have taken the appropriate steps under your existing merger agreement with Dollar Tree to enable us to begin discussions.

The Board of Directors of Dollar General has unanimously approved this proposal and has authorized us to proceed expeditiously. We are prepared, promptly following the termination of your merger agreement with Dollar Tree, to enter into a merger agreement that would provide greater value to your shareholders and would otherwise be substantially similar to the one that you entered into with Dollar Tree, modified as necessary to accommodate our all-cash proposal, as described above with respect to antitrust matters and to provide a time period to close the proposed transaction consistent with that set forth in the existing agreement. In addition, we are prepared to revise the agreement to permit Family Dollar to continue to pay its regular quarterly cash dividend through closing on terms consistent with past practice.  Dollar General would also agree to fund the $305 million break-up fee should you become obligated to pay that fee to Dollar Tree upon termination of the existing agreement in order to enter into an agreement with Dollar General.

In addition, I have committed to our Board of Directors to remain as Chief Executive Officer of Dollar General through May 2016 if this combination occurs in order to oversee the successful integration of our two companies.  Beyond that date, if asked by the Board and elected by shareholders, I have agreed to continue to serve as a Board member and as Chairman.

We have engaged Goldman, Sachs & Co. as our financial advisor and Simpson Thacher & Bartlett LLP as our legal advisor in connection with this transaction. Our proposal is subject to completion of a confirmatory due diligence review of your company, and we and our advisors are available to commence our due diligence review immediately.

Please note that this letter is not meant to, and does not, create or constitute any legally-binding obligation, liability or commitment by us concerning a proposed transaction, and, other than any confidentiality agreement we may enter into with you, there will be no legally-binding agreement between us regarding the proposed transaction unless and until we enter into a definitive merger agreement with you.

We are confident that after you have considered our offer, you will agree that our proposal constitutes a “Company Superior Proposal” under the terms of the Dollar Tree merger agreement and that our proposal presents a compelling opportunity for your shareholders. This matter has my highest priority and I look forward to hearing from you.

Sincerely,

Rick Dreiling
Dollar General
Chairman and Chief Executive Officer

Conference Call Information

The Company will hold a conference call today for 45 minutes starting at 7:00 a.m. CT/8:00 a.m. ET, hosted by Rick Dreiling, Chairman and Chief Executive Officer, and David Tehle, Chief Financial Officer. If you wish to participate, please call (855) 576-2641 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 90102644. For callers outside of the U.S. and Canada, please call (678) 967-4559.   The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through September 1, 2014, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 90102644.

Forward-Looking Statements

Dollar General includes “forward-looking statements” within the meaning of the federal securities laws throughout this release, particularly under the headings “Strategic Benefits” and “Transaction Details.”  A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “may,” “will,” “should,” “would,” “expect,” “believe,” “anticipate,” “project,” “plan,” “estimate,” “forecast,” “goal,” “objective,” “committed,” “intend,” “continue,” “will likely result” or “could,” and similar expressions that concern Dollar General’s  strategy, plans, intentions or beliefs about future occurrences or results, including by way of example and without limitation plans, intentions and expectations regarding Dollar General’s proposal to acquire Family Dollar, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are subject to risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those that Dollar General expected. Many of these statements are derived from Dollar General’s operating budgets and forecasts, which are based on many detailed assumptions that Dollar General believes are reasonable, or are based on various assumptions about certain plans, activities or events which we expect will or may occur in the future. However, it is very difficult to predict the effect of known factors, and Dollar General cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors, including those factors disclosed under “Risk Factors” in Dollar General’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission.

All forward-looking statements are qualified in their entirety by the cautionary statements that Dollar General makes from time to time in its SEC filings and public communications. Dollar General cannot assure the reader that it will realize the results or developments Dollar General anticipates, including, without limitation, the expected synergies, earnings accretion or benefits from a potential transaction, or, even if substantially realized, that they will result in the consequences or affect Dollar General or its operations in the way Dollar General expects. Forward-looking statements speak only as of the date made. Dollar General undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, Dollar General.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With more than 11,500 stores in 40 states, Dollar General has more retail locations than any retailer in America. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg’s, General Mills, and PepsiCo. For more information on Dollar General, please visit www.dollargeneral.com.

Contact Information:

Investors:
Mary Winn Pilkington	(615) 855-5536
Emma Jo Kauffman	(615) 855-5525

Media:
Brunswick Group:
Steve Lipin or Shahed Larson	(212) 333-3810

Dollar General Corporation:
Media Hotline	(877) 944-DGPR (3477)
Dan MacDonald	(615) 855-5209
Crystal Ghassemi	(615) 855-5210